Exhibit 99.2

The Enlightened Gourmet Expects

To Report Increased Sales

New York, N.Y.  (10/08/2008)  -- The Enlightened Gourmet, Inc.  (OTCBB:  ENLG), the creator of Absolutely Free® Gourmet Ice Cream, an ice cream novelty with the taste and texture of Premium Ice Cream, with the added benefit of being free of fat, cholesterol, lactose and with no added sugar, expects to report that net sales for the 3rd quarter of 2008 will not only exceed those of the 3rd quarter of 2007, but should be the highest reported net sales of any quarter this year.  Continuing its turnaround from the production and financial issues it experienced in 2007, the Company also expects that, similar to what it reported in the 2nd quarter this year, same store net sales for the first three quarters of this year should exceed the net sales during the same period in 2007 by more than 20%.  While the Company still expects to report both a net operating loss and a working capital deficit for the quarter, the expected increase in sales, especially same store sales, demonstrates a continuing improvement in the Company’s operations.  Alexander Bozzi, the Company’s President and CEO, stated, “I am very excited about our continuing positive trend in same store sales, because it demonstrates that sales are increasing from existing business, and not just from adding new stores.  Also, the good news about same store sales should be very helpful in obtaining authorizations from new stores next year, as grocery chains like to add new products with proven track records.”

The Company expects to release its financial statements for the third quarter in early November.

DISCLAIMER:

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, statements regarding benefits of the proposed acquisition and other forward-looking terminology such as "may," "expects," "believes," "anticipates," "intends," "projects" or similar terms, variations of such terms or the negative of such terms.  There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein.  Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect.  All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change.  Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein.

CONTACT:

Mr. Alexander Bozzi, III

The Enlightened Gourmet, Inc.

Chief Executive Officer

Tel. +1 (203) 230-9930

Or:

Charles Morgan Securities

120 Wall Street, New York, N.Y. 10005

Tel. +1 (212) 495-3210